CONSENT OF ACTUARY

The Board of Directors
IDS Life Insurance Company

I consent to the reference to me under the caption "Experts" and to the use of my opinion dated November 9, 2000 on the Illustrations used by IDS Life Insurance Company in the Prospectus for the Flexible Premium Variable Life Insurance Policy (VUL-3NY) offered by IDS Life Insurance Company as part of the Pre-Effective Amendment No. 1 being filed under the Securities Act of 1933.



/s/ Mark Gorham
    Mark Gorham, F.S.A., M.A.A.A.
    Actuarial Director - Insurance Product Development

    Minneapolis, Minnesota
    November 9, 2000